Exhibit 15.1

October 22, 2014

The Board of Directors of AmSurg, Corp.

20 Burton Hills Boulevard, Suite 500

Nashville, Tennessee 37215

We have reviewed, in accordance with auditing standards generally accepted in the United States of America applicable to reviews of interim financial information, the unaudited interim financial information of Sunbeam Holdings, L.P. and Subsidiaries for the three- and six-month periods ended June 30, 2014 and 2013 and the three-month periods ended March 31, 2014 and 2013, and have issued our reports dated September 2, 2014 and June 6, 2014. As indicated in our reports, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which are included in the Current Report on Form 8-K of AmSurg Corp. dated October 22, 2014 and June 23, 2014, are being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Certified Public Accountants

Miami, Florida